Exhibit 2.1

AGREEMENT OF MERGER AND

PLAN OF REORGANIZATION

among

WINDY CREEK DEVELOPMENTS, INC.,

SURFECT ACQUISITION CORP.

and

SURFECT TECHNOLOGIES, INC.

September 27, 2006

TABLE OF CONTENTS

1. The Merger	1
1.1 Merger	1
1.2 Effective Time	1
1.3 Certificate of Incorporation, By-laws, Directors and Officers	2
1.4 Assets and Liabilities	2
1.5 Manner and Basis of Converting Shares	2
1.6 Surrender and Exchange of Certificates	4
1.7 Parent Common Stock	4
1.8 Operation of Surviving Corporation	4
1.9 Further Assurances	4
2. Representations and Warranties of the Company	5
2.1 Organization, Standing, Subsidiaries, Etc.	5
2.2 Qualification	5
2.3 Capitalization of the Company	5
2.4 Indebtedness	5
2.5 Company Stockholders	6
2.6 Corporate Acts and Proceedings	6
2.7 Compliance with Laws and Instruments	6
2.8 Binding Obligations	6
2.9 Broker’s and Finder’s Fees	7
2.10 Financial Statements	7
2.11 Absence of Undisclosed Liabilities	7
2.12 Changes	7
2.13 Schedule of Assets and Contracts	8
2.14 Employees	10
2.15 Tax Returns and Audits	10
2.16 Patents and Other Intangible Assets	11
2.17 Employee Benefit Plans; ERISA	11
2.18 Title to Property and Encumbrances	12
2.19 Condition of Properties	13
2.20 Insurance Coverage	13
2.21 Litigation	13
2.22 Licenses	13
2.23 Interested Party Transactions	13
2.24 Environmental Matters	13
2.25 Questionable Payments	14
2.26 Obligations to or by Stockholders	15
2.27 Duty to Make Inquiry	15
2.28 Disclosure	15
3. Representations and Warranties of Parent and Acquisition Corp.	15
3.1 Organization and Standing	15
3.2 Corporate Authority	15
3.3 Broker’s and Finder’s Fees	16
3.4 Capitalization of Parent	16

i

3.5 Acquisition Corp.	16
3.6 Validity of Shares	16
3.7 SEC Reporting and Compliance	17
3.8 Financial Statements	17
3.9 Governmental Consents	18
3.10 Compliance with Laws and Other Instruments	18
3.11 No General Solicitation	18
3.12 Binding Obligations	18
3.13 Absence of Undisclosed Liabilities	18
3.14 Changes	19
3.15 Tax Returns and Audits	19
3.16 Employee Benefit Plans; ERISA	20
3.17 Litigation	20
3.18 Interested Party Transactions	21
3.19 Questionable Payments	21
3.20 Obligations to or by Stockholders	21
3.21 Schedule of Assets and Contracts	21
3.22 Employees	22
3.23 Disclosure	22
4. Additional Representations, Warranties and Covenants of the Stockholders	22
5. Conduct of Businesses Pending the Merger	23
5.1 Conduct of Business by the Company Pending the Merger	23
5.2 Conduct of Business by Parent and Acquisition Corp.	24
6. Additional Agreements	25
6.1 Access and Information	25
6.2 Additional Agreements	25
6.3 Publicity	26
6.4 Appointment of Directors and Officers	26
6.5 Parent Name Change and Exchange Listing	26
7. Conditions of Parties’ Obligations	26
7.1 Parent and Acquisition Corp.	26
7.2 Company Obligations	28
8. Non-Survival of Representations and Warranties	30
9. Amendment of Agreement	30
10. Definitions	30
11. Closing	34
12. Indemnification and Related Matters	34
12.1 Indemnification by Parent	34
12.2 Survival	34
12.3 Time Limitations	34
12.4 Limitation on Liability	35
12.5 Notice of Claims	35
12.6 Payment of Damages	36
13. Registration Rights	36
14. Termination Prior to Closing	36
14.1 Termination of Agreement	37

14.2 Termination of Obligations	38
15. Miscellaneous	38
15.1 Notices	38
15.2 Entire Agreement	39
15.3 Expenses	39
15.4 Dispute Resolution	39
15.5 Time	39
15.6 Severability	39
15.7 Successors and Assigns	40
15.8 No Third Parties Benefited	40
15.9 Counterparts	40
15.10 Recitals, Schedules and Exhibits	40
15.11 Section Headings and Gender	40
15.12 Governing Law	40

LIST OF EXHIBITS AND SCHEDULES

Exhibits
A	Certificate of Merger
B	Certificate of Incorporation of the Company
C	By-laws of the Company
D	Directors, Officers and Key Employees of the Surviving Corporation and Parent
E	Releases of Officers of Parent

Company Disclosure Schedules
1.5	Holders of Parent Common Stock Post-Merger
1.5A	Holders of Parent Common Stock Post-Merger Under the Options and Warrants
2.2	Jurisdictions Qualified to do Business
2.7	Compliance with Laws and Instruments
2.12	Changes
2.13(a)	Schedule of Leased Real and Personal Property
2.13(b)	Material Agreements
2.13(c)	Schedule of Insurance
2.13(d)	Schedule of Company Bank Accounts
2.13(e)	Schedule of Patents and Other Intangible Assets
2.15	Tax Returns and Audits
2.16	Patents and Other Intangible Assets
2.17	Employee Benefit Plans; ERISA
2.18	Title to Property and Encumbrances
2.23	Interested Party Transactions

Parent Disclosure Schedules
3.7	SEC Filings

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into on September 27, 2006, by and among Windy Creek Developments, Inc., a Delaware corporation (“Parent”), Surfect Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), which is a wholly-owned subsidiary of Parent, and Surfect Technologies, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and stockholders for the Acquisition Corp. to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Acquisition Corp. and the Board of Directors of the Company have approved the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger (the “Certificate of Merger”) attached as Exhibit A hereto; and the Board of Directors of Parent also has approved this Agreement and the Certificate of Merger;

WHEREAS, the requisite Stockholders (as such term is defined in Section 10 hereof) have approved by written consent pursuant to Section 228(a) of the DGCL this Agreement and the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation the Merger;

WHEREAS, the parties hereto intend that the Merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.             The Merger.

1.1           Merger.  Subject to the terms and conditions of this Agreement and the Certificate of Merger, the Acquisition Corp. shall be merged with and into the Company in accordance with Section 251 of the DGCL.  At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware under the name “Surfect Technologies, Inc.”

1.2           Effective Time.  The Merger shall become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

1.3           Certificate of Incorporation, By-laws, Directors and Officers.

(a)           The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law.

(b)           The By-laws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the By-laws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation and such By-laws.

(c)           The directors, officers and key employees listed in Exhibit D hereto shall be the directors, officers and key employees of the Surviving Corporation and the Parent, and each shall hold his respective office or offices from and after the Effective Time until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of the Surviving Corporation and the Parent.

1.4           Assets and Liabilities.  At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp and the Company (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.5           Manner and Basis of Converting Shares.

(a)           At the Effective Time:

(i)            each share of common stock, par value $0.001 per share, of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock, par value $0.001 per share, of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

(ii)           each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), beneficially owned by the Stockholders listed in Schedule 1.5 (other than shares of Company Common Stock held by the Non-Accredited Investors, shares of Company Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the DGCL and not withdrawn or otherwise forfeited and shares of Company Common Stock set forth in Section 1.5(a)(v) hereof), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5 for each of the Stockholders, which shall be equal to .14404798 share of Parent Common Stock for each share of Company Common Stock;

(iii)          each issued and outstanding share of Company Common Stock held by the Non-Accredited Investors shall be converted into the right to receive the Cash Payout, upon surrender of the certificate formerly representing such outstanding share of Company Common Stock and as of the Effective Time, each such outstanding share of Company Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each such holder of such certificate shall cease to have any rights with respect thereto, except the right to receive the Cash Payout for each such share of Company Common Stock represented by such certificate as hereinabove set forth without interest (other than shares of Company Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the DGCL and not withdrawn or otherwise forfeited);

(iv)          the right to acquire any shares of Company Common Stock under any Warrants or Options listed on Schedule 1.5A shall, by virtue of the Merger and without any action on the part of the holders of such Warrants or Options, the Company, the Surviving Corporation, or the Parent, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5A (for each share of Company Common Stock, at the exercise price per share stated in Schedule 1.5A, including all obligations to issue such shares of Company Common Stock upon satisfaction of any and all conditions or agreements affecting such issuance by the holder thereof or the Company (including, without limitation, any vesting conditions or other restrictions and the obligation to register such shares under the Securities Act of 1933, as amended, if any) which conditions, restrictions, and obligations shall expressly be assumed by the Parent as its obligation and continued with respect to such holders and the Parent shall assume all of the obligations of the Company under the Warrants and Options following the Effective Time.  The Parent shall treat those Company options specifically identified in Schedule 1.5A as options to be transferred to Parent’s Stock Option Plan as options outstanding under the Parent’s Stock Option Plan as of the Effective Time ; and

(v)           each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b)           After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

1.6           Surrender and Exchange of Certificates.  Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such Stockholder has lost their certificate or certificates or that such have been destroyed and (ii) delivery of a Letter of Transmittal (as described in Section 4 hereof), Parent shall issue to each record holder of the Company Common Stock surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.5(a)(ii) hereof.  Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.6 and Section 4 hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Schedule 1.5 hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the DGCL.

1.7           Parent Common Stock.  Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(ii) and which Parent Stock may be issued following the Effective Time pursuant to Section 1.5(a)(iv) pursuant to Warrants or Options to be available for such purposes.  Parent further covenants that immediately following the Effective Time, Parent will effect cancellations of its outstanding shares of Common Stock and that there will be no more than 2,500,000 shares of Parent Common Stock issued and outstanding, and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein.

1.8           Operation of Surviving Corporation.  The Company acknowledges that upon the effectiveness of the Merger, and the material compliance by the Parent and Acquisition Corp. of its duties and obligations hereunder, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business.

1.9           Further Assurances.  From time to time, from and after the Effective Time, as and when reasonably requested by Parent, the proper officers and directors of the Company as of the Effective Time shall, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent, Acquisition Corp. or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement and the Certificate of Merger.

2.             Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition Corp. as follows:

2.1           Organization, Standing, Subsidiaries, Etc.

(a)           The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Certificate of Merger and to carry out the terms hereof and thereof.  Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)           The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

2.2           Qualification.  Except as set forth on Schedule 2.2 hereto, the Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the “Condition of the Company”).  Schedule 2.2 sets forth a list of the jurisdictions in which the Company is so qualified to conduct business.

2.3           Capitalization of the Company.  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 50,000,000 shares of Preferred Stock, and the Company has no authority to issue any other capital stock.  There are 55,871,298 shares of Company Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding, and such shares are duly authorized, validly issued, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.  The offer, issuance and sale of such shares of Company Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws.  None of such shares of Company Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or blue-sky law.  Except as otherwise set forth in this Agreement or any Schedule hereto, the Company has no outstanding options, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company.

2.4           Indebtedness.  The Company has no Indebtedness for Borrowed Money, except as otherwise set forth in the Agreement or any Schedule hereto or disclosed on the Balance Sheet.

2.5           Company Stockholders.  Schedule 1.5 and Schedule 1.5A hereto contain a true and complete list of the names of the record owner of all of the outstanding shares of Company Common Stock (the “Company Stock”) and other Equity Securities of the Company, together with the number of securities held or to which such person has rights to acquire.  To the knowledge of the Company, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Stock.

2.6           Corporate Acts and Proceedings.  The execution, delivery and performance of this Agreement and the Certificate of Merger (together, the “Merger Documents”) have been duly authorized by the Board of Directors of the Company and have been approved by the requisite vote of the Stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing referred to in Section 1.2.

2.7           Compliance with Laws and Instruments.  Except as set forth in Schedule 2.7 the business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company.  The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing or as set forth in Schedule 2.7, (b) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or By-laws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company.  The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or By-laws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of the Company, or any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected.

2.8           Binding Obligations.  The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.9           Broker’s and Finder’s Fees.  No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company, Parent, Acquisition Corp. or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as disclosed in a Schedule hereto as provided in any document or agreement disclosed in any schedule hereto. Parent and Acquisition on the one hand and the Company on the other, hereby indemnify and hold each other harmless from and against any and all claims, losses or liabilities for any such commission, fee or other compensation as a result of the claim by any other Person that the indemnifying party or parties introduced or assisted them in connection with the transactions contemplated or described here.

2.10         Financial Statements.  Parent has previously been provided: the Company’s audited balance sheets as of December 31, 2005, and the audited statements of operations, stockholders’ (deficit) equity and cash flows for the year ended December 31, 2005; (the “Balance Sheet Date”) and the statements of operations, stockholders’ (deficit) equity and cash flows for the period ended June 30, 2006 (the “Quarterly Financial Statements”).  Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

2.11         Absence of Undisclosed Liabilities.  The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Balance Sheet, the Quarterly Financial Statements or in any Schedule hereto, (b) to the extent set forth on or reserved against in the Balance Sheet or the Notes to the Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company, and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

2.12         Changes.  Since the Balance Sheet Date, except as disclosed in Schedule 2.12 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the Condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Balance Sheet or its statement of income for the period ended on the Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $50,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.13         Schedule of Assets and Contracts.  Attached hereto as Schedules 2.13(a) through 2.13(e) are various schedules listing assets and contracts of the Company, as described herein.  For the purposes hereof, any information disclosed in the Financial Statements and in any private placement memorandum, supplement thereto, or Form 8-K of Parent filed with the SEC (“Disclosures”) shall be deemed included in disclosures made hereunder,

(a)           Schedule 2.13(a) contains a true and complete list of all real property leased by the Company, including a brief description of each item thereof and of the nature of the Company’s interest therein, and of all tangible personal property owned or leased by the Company having a cost or fair market value of greater than $100,000, including a brief description of each item and of the nature of the interest of the Company therein.  All the real property listed in Schedule 2.13(a) is leased by the Company under valid and enforceable leases having the rental terms, termination dates and renewal and purchase options described in Schedule 2.13(a); such leases are enforceable in accordance with their terms, and there is not, under any such lease, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company, and the Company has not received any notice or claim of any such default.  The Company does not own any real property.

(b)           Except as expressly set forth in this Agreement, the Balance Sheet or the notes thereto, or as disclosed in Schedule 2.13(b) hereto, the Company is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Company.  Except as disclosed in Schedule 2.13(b) hereto, the Company is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of the Company or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) other than as set forth in Schedule 2.13(a) hereto, lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $100,000 per year or with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 60 days, (h) lease or agreement under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of the Company or any present or former officer, director or stockholder of the Company, (k) agreement obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by the Company in excess of $100,000.  Except as disclosed in Schedule 2.13(b), none of the agreements, contracts, leases, instruments or other documents or arrangements listed in Schedules 2.13(a) through 2.13(e) requires the consent of any of the parties thereto other than the Company to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following consummation of the Merger and the transactions contemplated hereby.

(c)           Schedule 2.13(c) contains a true and complete list and description of all insurance policies and insurance coverage with respect to the Company, its business, premises, properties, assets, employees and agents including, without limitation, fire and casualty insurance, property and liability insurance, product liability insurance, life insurance, medical and hospital insurance and workers’ compensation insurance; such list includes with respect to each policy (i) a general description of the insured loss coverage, (ii) the expiration date of coverage, (iii) the annual premium, and (iv) the dollar limitations of coverage and a general description of each deductible feature.

(d)           Schedule 2.13(d) contains a true and complete list and description of each bank account, savings account, other deposit relationship and safety deposit box of the Company, including the name of the bank or other depository, the account number and the names of the individuals having signature or other withdrawal authority with respect thereto.

(e)           Schedule 2.13(e) contains a true and complete list of all patents, patent applications, trade names, trademarks, trademark registrations and applications,

copyrights, copyright registrations and applications, and grants of licenses, both domestic and foreign, presently owned, possessed, used or held by the Company; and, except as set forth in Schedule 2.13(e) the Company owns the entire right, title and interest in and to the same, free and clear of all Liens and restrictions. Schedule 2.13(e) also contains a true and complete list of all licenses granted to or by the Company with respect to the foregoing.  Except as disclosed in Schedule 2.13(e) all patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications and grants of licenses set forth (i) are subject to no pending or, to the Company’s knowledge, threatened challenge, and (ii) can and will be transferred by the Company to the Surviving Corporation as a result of the Merger and without the consent of any Person other than the Company.  Neither the execution nor delivery of the Merger Documents, nor the consummation of the transactions contemplated thereby will give any licensor or licensee of the Company any right to change the terms or provisions of, terminate or cancel, any license to which the Company is a party.

(f)            The Company has made available to Parent and Acquisition Corp. true and complete copies of all agreements and other documents and a description of all applicable oral agreements disclosed or referred to in Schedules 2.13(a) through 2.13(e), as well as any additional agreements or documents, requested by Parent or Acquisition Corp.  The Company has in all material respects performed all obligations required to be performed by it to date and is not in default in any respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected.  To the best current actual knowledge of the Company, all parties having material contractual arrangements with the Company are in substantial compliance therewith and none are in material default thereunder.  The Company does not have outstanding any power of attorney.

2.14         Employees.  The Company has complied in all material respects with all laws relating to the employment of labor, and the Company has encountered no material labor union difficulties.  Other than pursuant to ordinary arrangements of employment compensation, or as set forth on any of the Schedules hereto, the Company is not under any obligation or liability to any officer, director or employee of the Company.

2.15         Tax Returns and Audits.  Except as disclosed in Schedule 2.15 hereto, all required federal, state and local Tax Returns of the Company have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid.  The Company is not and has not been delinquent in the payment of any Tax.  The Company has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax.  None of the Company’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by the Company as of the Balance Sheet Date.  Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period.  The Company has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.  The Company is not obligated to make a payment, or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code.  The Company has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired.  The Company (i) is not a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), or (ii) does not have any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreements.

2.16         Patents and Other Intangible Assets.  (a)  Except as set forth in the Disclosures or in Schedule 2.16, the Company (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(b)           To the best knowledge of the Company, the Company owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, “intellectual property”) required for or incident to the development, operation and sale of all products and services sold by the Company, free and clear of any right, Lien or claim of others; provided, however, the possibility exists that other Persons, completely independent of the Company or its employees or agents, could have developed intellectual property similar or identical to that of the Company. The Company is not aware of any such development of substantially identical trade secrets or technical information by others.  All intellectual property can and will be transferred by the Company to the Surviving Corporation as a result of the Merger and without the consent of any Person other than the Company.

2.17         Employee Benefit Plans; ERISA.  (a)  Except as disclosed in Schedule 2.17 hereto, there are no “employee benefit plans” (within the meaning of Section 3(3) of the ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded.  The plans listed in Schedule 2.17 hereto are hereinafter referred to as the “Employee Benefit Plans.”

(b)           All current and prior material documents, including all amendments thereto, with respect to each Employee Benefit Plan have been made available to Parent and Acquisition Corp. or their advisors.

(c)           To the knowledge of the Company, all Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and any other applicable state, federal or foreign law.

(d)           There are no pending claims or lawsuits which have been asserted or instituted against any Employee Benefit Plan, the assets of any of the trusts or funds under the Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan, nor does the Company have any knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(e)           There is no pending or, to the knowledge of the Company, contemplated investigation, or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(f)            No actual or, to the knowledge of the Company, contingent liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the financial statements of the Company or the Schedules to this Agreement, and no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

(g)           No events have occurred or are expected to occur with respect to any Employee Benefit Plan that would cause a material change in the costs of providing benefits under such Employee Benefit Plan or would cause a material change in the cost of providing for other liabilities of such Employee Benefit Plan.

2.18         Title to Property and Encumbrances.  The Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens (except as set forth in Schedule 2.18 hereto) and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.19         Condition of Properties.  All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for the Company’s business.

2.20         Insurance Coverage.  There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated.  The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company.  No suit, proceeding or action or, to the best current actual knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company within the last five years due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

2.21         Litigation.  Except as disclosed in the Disclosures or any Schedule hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding.  The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.22         Licenses.  The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, all of which are in full force and effect.

2.23         Interested Party Transactions.  Except as disclosed in Schedule 2.23 hereto, no officer, director or stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

2.24         Environmental Matters.

(a)           To the knowledge of the Company, the Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b)           To the knowledge of the Company, the historical and present operations of the business of the Company are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of the Company.

(c)           There are no material pending or, to the knowledge of the Company, threatened, demands, claims, information requests or notices of noncompliance or violation against or to the Company relating to any Environmental Law; and, to the knowledge of the Company, there are no conditions or occurrences on any of the real property used by the Company in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to the Company, except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of the Company.

(d)           To the knowledge of the Company, (i) the Company has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Company is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Company has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of the Company.

2.25         Questionable Payments.  Neither the Company nor any director, officer or, to the best knowledge of the Company, agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.26         Obligations to or by Stockholders.  Except as disclosed in the Disclosures or any Schedule hereto, the Company has no liability or obligation or commitment to any Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to the Company.

2.27         Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Section 2 are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors, officers and key personnel.

2.28         Disclosure.  There is no fact relating to the Company that the Company has not disclosed to Parent and Acquisition Corp. in writing which has had or is currently having a material and adverse effect nor, insofar as the Company can now foresee, will materially and adversely affect, the Condition of the Company.  No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.             Representations and Warranties of Parent and Acquisition Corp.  Parent and Acquisition Corp. represent and warrant to the Company as follows:

3.1           Organization and Standing.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware.  Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Delaware.  Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Certificates of Incorporation and By-laws as now in effect.  Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.  Neither Parent nor Acquisition Corp. has any subsidiaries (except Parent’s ownership of Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp., other than the capital stock owned by Parent.  Unless the context otherwise requires, all references in this Section 3 to the “Parent” shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.

3.2           Corporate Authority.  Each of Parent and/or Acquisition Corp. (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing.  Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3           Broker’s and Finder’s Fees.  No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Certificate of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby, except as disclosed in a Schedule hereto or provided in any document or agreement disclosed in any Schedule hereto.  Parent and Acquisition Corp. jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claim they introduced Parent or Acquisition Corp. to, or assisted them with the transactions contemplated by or described herein.

3.4           Capitalization of Parent.  The authorized capital stock of Parent consists of (a) 40,000,000 shares of common stock, par value $0.0001 per share (the “Parent Common Stock”), of which not more than 2,500,000 shares will, following the Effective Time, be issued and outstanding, before taking into consideration the issuance of Parent Common Stock in the Merger, and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares have been, or will be issued at the Closing, designated as any series of Preferred Stock (the “Parent Preferred Stock”).  Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock.  All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.5           Acquisition Corp.  Acquisition Corp. is a wholly-owned Delaware subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Certificate of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificate of Merger.

3.6           Validity of Shares.  The 10,000,000 shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5(a)(ii) hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and non-assessable.  Based in part on the representations and warranties of the Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to Section 1.5(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.7           SEC Reporting and Compliance.  (a)  Parent filed a registration statement on Form SB-2 under the Securities Act which became effective on or about April 4, 2006.  Since that date, Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act.  Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b)           Parent has delivered to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by the Parent with the Commission.  None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c)           Except as set forth on Schedule 3.7, Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K.  Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Parent with the Commission or delivered to the stockholders of Parent.

(d)           Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e)           Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws.

(f)            To the best knowledge of the Parent, the Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.8           Financial Statements.  The balance sheets, and statements of income, stockholders’ equity and cash flows contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Form SB-2 are audited by Moore & Associates Chtd., Parent’s independent certified public accountants.  The financial information included in the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, is unaudited, but reflects all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

3.9           Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

3.10         Compliance with Laws and Other Instruments.  The execution, delivery and performance by Parent and/or Acquisition Corp. of this Agreement, the Certificate of Merger and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with this Agreement or the Certificate of Merger and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective certificates of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.

3.11         No General Solicitation.  In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.12         Binding Obligations.  The Merger Documents constitute the legal, valid and binding obligations of the Parent and Acquisition Corp., and are enforceable against the Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.13         Absence of Undisclosed Liabilities.  Neither Parent nor Acquisition Corp.  has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent in the most recent SEC Report filed by Parent (the “Parent Balance Sheet”) or the notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the balance sheet which appears in the most recent SEC Report filed by Parent (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Acquisition Corp., taken as a whole (the “Condition of the Parent”), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.

3.14         Changes.  Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.15         Tax Returns and Audits.  All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent.  The Parent is not and has not been delinquent in the payment of any Tax.  The Parent has not had a Tax deficiency assessed against it.  None of the Parent’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.16         Employee Benefit Plans; ERISA.  (a)  Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent.  Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

(b)           Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been given to the Company or its advisors.

(c)           All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)           There are no pending, or to the knowledge of the Parent, threatened, claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

(e)           There is no pending, or to the knowledge of the Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan.

(f)            No actual or, to the knowledge of Parent, contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of the Parent or the Parent SEC Documents, and to the knowledge of the Parent, no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

3.17         Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Corp. or their properties, assets or business.  To the knowledge of the Parent, neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.18         Interested Party Transactions.  Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected.

3.19         Questionable Payments.  Neither the Parent, Acquisition Corp. nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Corp., has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.20         Obligations to or by Stockholders.  Except as disclosed in the Parent SEC Documents, the Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to the Parent.

3.21         Schedule of Assets and Contracts.  Except as expressly set forth in this Agreement, the Parent Balance Sheet or the notes thereto, the Parent is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Parent.  Parent does not own any real property.  Parent is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Parent or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Parent or any present or former officer, director or stockholder of Parent, (k) agreement obligating Parent to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000.  The Parent maintains no insurance policies or insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents.  No consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the Merger and the transactions contemplated hereby.

3.22         Employees.  Other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

3.23         Disclosure.  There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent.  No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

4.             Additional Representations, Warranties and Covenants of the Stockholders.

Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of Company Common Stock that was converted pursuant to Section 1.5(a)(ii) hereof into the right to receive Parent Common Stock a letter of transmittal (“Letter of Transmittal”) which shall contain additional representations, warranties and covenants of such Stockholder, including without limitation, that (i) such Stockholder has full right, power and authority to deliver such Company Common Stock and Letter of Transmittal, (ii) the delivery of such Company Common Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Stockholder is bound or affected, (iii) such Stockholder has good, valid and marketable title to all shares of Company Common Stock indicated in such Letter of Transmittal and that such Stockholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Common Stock, (iv) such Stockholder is an “accredited investor,” as such term is defined in Regulation D under the Securities Act and that such Stockholder is acquiring Parent Common Stock for investment purposes, and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities laws of any state, and (v) such Stockholder has had an opportunity to ask and receive answers to any questions such Stockholder may have had concerning the terms and conditions of the Merger and the Parent Common Stock and has obtained any additional information that such Stockholder has requested.  Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or an agent of the

Parent) of (x) certificates evidencing ownership thereof as contemplated by Section 1.6 hereof (or affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.

5.             Conduct of Businesses Pending the Merger.

5.1           Conduct of Business by the Company Pending the Merger.  Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(i)            the business of the Company shall be conducted only in the ordinary course;

(ii)           the Company shall not (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its Certificate of Incorporation or By-laws except to effectuate the transactions contemplated in the Disclosures or (C) split, combine or reclassify the outstanding Company Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(iii)          the Company shall not (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Stock, except to issue shares of Company Common Stock in connection with any matter relating to the Disclosures (B) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(iv)          the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;

(v)           the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below).  The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement.  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(vi)          the Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees or amend any employee benefit plan or arrangement.

5.2           Conduct of Business by Parent and Acquisition Corp. Pending the Merger.  Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(i)            the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Corp. as of the Closing Date;

(ii)           neither Parent nor Acquisition Corp. shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its certificate of incorporation or by-laws; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

(iii)          neither Parent nor Acquisition Corp. shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 5.2(i) hereof); (C) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.

(iv)          neither the Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph).  Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement.  The Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(v)           neither the Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.

6.             Additional Agreements.

6.1           Access and Information.  The Company, Parent and Acquisition Corp. shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein.  Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party’s possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished).  If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

6.2           Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).  In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

6.3           Publicity.  No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock, provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve any same prior to its release.

6.4           Appointment of Directors and Officers.  Immediately upon the Effective Time, Parent shall accept the resignations of the current officers and directors of Parent as provided by Section 7.2(f)(6) hereof, and shall cause the persons listed in Exhibit D hereto to be elected to the Board of Directors and as officers of Parent.  At the first annual meeting of Parent stockholders and thereafter, the election of members of Parent’s Board of Directors shall be accomplished in accordance with the by-laws of Parent.

6.5           Parent Name Change and Exchange Listing.  At the Effective Time, Parent shall take all required legal actions to change its corporate name to “Surfect Holdings, Inc.”  Promptly following the Effective Time, Parent shall take all required actions to, upon satisfaction of the original listing requirements, list the Parent Common Stock for trading on the American Stock Exchange or the Nasdaq Capital Market.

7.             Conditions of Parties’ Obligations.

7.1           Parent and Acquisition Corp. Obligations.  The obligations of Parent and Acquisition Corp. under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a)           No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

(d)           Certificate of Officers.  The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 7.1.

(e)           No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(f)            Supporting Documents.  Parent and Acquisition Corp. shall have received the following:

(1)           Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.
(2)           A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Certificate of Incorporation and By-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.
(3)           A certificate, dated the Closing Date, executed by the Company’s Secretary, certifying that, except for the filing of the Certificate of Merger:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.
(4)           Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.
(5)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Corp. may reasonably request.

(g)           Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp. The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 7.1 as Parent or its counsel may reasonably request.

7.2           Company Obligations.  The obligations of the Company under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the conditions precedent specified in paragraphs (f) and (g) of Section 7.1 hereof, and the following additional conditions:

(a)           No Errors, etc.  The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Certificate of Merger to be performed or complied with by them on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.

(d)           Certificate of Officers.  Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective Presidents or other duly authorized officers, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 7.2.

(e)           [Reserved]

(f)            Supporting Documents.  The Company shall have received the following:

(1)           Copies of resolutions of Parent’s and Acquisition Corp.’s respective board of directors and the sole stockholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, the Certificate of Merger and all other documents and instruments to be delivered by them pursuant hereto and thereto.
(2)           A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (i) above and further certifying that the certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.
(3)           A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the Certificate of Merger:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by any of the Merger Documents.
(4)           A certificate of Empire Stock Transfer Inc., Parent’s transfer agent and registrar, certifying as of the business day prior to the date any shares of Parent Common Stock are first issued to the Company’s stockholders pursuant to the Merger, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.
(5)           A letter from Empire Stock Transfer Inc., Parent’s transfer agent and registrar setting forth that the number of shares of Parent Common Stock that would be issued and outstanding as of the Closing Date, giving effect to all agreements with Parent’s stockholders, but prior to the closing of the sale and cancellations contemplated thereby, is no more than 2,500,000 shares of Parent Common Stock issued and outstanding.
(6)           (i)  The executed resignations of all directors and officers of Parent, with the director resignations to take effect at the Effective Time, and (ii) executed releases from Raymond R. Cottrell, in the form attached hereto as Exhibit E.
(7)           Evidence as of a recent date of the good standing and corporate existence of each of the Parent and Acquisition Corp. issued by the Secretary of State of their respective states of incorporation and evidence that the Parent and Acquisition Corp. are qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary.
(8)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(g)           Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.2 as the Company may reasonably request.

The Company and Parent may waive compliance with any of the conditions precedent specified in this Section 7.2.

8.             Non-Survival of Representations and Warranties.

Except as provided under Section 12.2, the representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall not survive beyond the Effective Time.  This Section 8 shall not limit any claim in any way based upon any certificate, opinion, covenant, or agreement which by its terms is relied upon by the Company or contemplates performance after the Effective Time or pursuant to any other Certificate, statement or agreement or any claim for fraud.

9.             Amendment of Agreement.

This Agreement and the Certificate of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Certificate of Merger by the parties thereto.

10.           Definitions.

Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Corp.” means Surfect Acquisition Corp., a Delaware corporation.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.10 hereof.

“Cash Payout” means an amount of cash equal to $0.043.

 “Certificate of Merger” shall have the meaning assigned to it in the second recital of this Agreement.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 11 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” or “SEC” shall mean the U.S. Securities and Exchange Commission.

“Company” shall mean Surfect Technologies, Inc., a Delaware corporation.

“Company Common Stock” shall mean the Common Stock of the Company.

 “Company Stock” shall have the meaning assigned to it in Section 2.5.

“Condition of the Company” shall have the meaning assigned to it in Section 2.2 hereof.

“Condition of the Parent” shall have the meaning assigned to it in Section 3.13 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement or the Certificate of Merger, if such default or failure in performance shall remain un-remedied for five (5) days.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Determination Date” shall have the meaning set forth in Section 11.6 hereof.

“Effective Time” shall have the meaning assigned to it in Section 1.2 hereof.

“Employee Benefit Plans” shall have the meaning assigned to it in Section 2.17 hereof.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; as any of the above statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to a share of Common Stock on any Determination Date, the average of the daily closing prices for the 10 consecutive business days prior to such date.  The closing price for each day shall be the last sales price or in case no sale takes place on such day, the average of the closing high bid and low asked prices, in either case (a) as officially quoted by the NASD over the counter bulletin board, Nasdaq Capital Market or the Nasdaq Global Market or such other market on which the Common Stock is then listed for trading, or (b) if, in the reasonable judgment of the Board of Directors of Parent, the NASD over-the-counter bulletin board, the Nasdaq Capital Market or the Nasdaq Global Market is no longer the principal United States market for the Common Stock, then as quoted on the principal United States market for the Common Stock as determined by the Board of Directors of Parent, or (c) if, in the

reasonable judgment of the Board of Directors of the Parent, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of Parent.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria:  (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

“Indebtedness” shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry.  An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Letter of Transmittal” shall have the meaning assigned to it in Section 4 hereof.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

 “Merger” shall have the meaning assigned to it in Section 1.1 hereof.

“Merger Documents” shall have the meaning assigned to it in Section 2.6 hereof.

“Non-Accredited Investors” means Geronimo Velasquez, John W. Eichman III, Andrew Murray and David Hiner.

“Parent” shall mean Windy Creek Developments, Inc., a Delaware corporation.

“Parent Balance Sheet Date” shall have the meaning assigned to it in Section 3.14 hereof.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Parent Employee Benefit Plans” shall have the meaning assigned to it in Section 3.16 hereof.

“Parent Financial Statements” shall have the meaning assigned to it in Section 3.8 hereof.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.7 hereof.

“Parent Warrants” shall have the meaning assigned to it in Section 1.7(c) hereof.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

 “Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders” shall mean all of the stockholders of the Company.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1 hereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

11.           Closing.

The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”).  The Closing shall occur at the offices of Surfect Technologies, Inc. referred to in Section 15.1 hereof.  At the Closing, Parent shall present for delivery to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.5(a)(ii) hereof to them pursuant to Sections 1.6 and 4 hereof.  Such presentment for delivery shall be against delivery to Parent and Acquisition Corp. of the certificates, opinions, agreements and other instruments referred to in Section 7.1 hereof, and the certificates representing all of the Common Stock issued and outstanding immediately prior to the Effective Time. Parent will deliver at such Closing to the Company the officers’ certificate referred to in Section 7.2 hereof. All of the other documents and certificates and agreements referenced in Section 7 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

12.           Indemnification and Related Matters.

12.1         Indemnification by Parent.  Parent shall indemnify and hold harmless the Company and the Stockholders (the “Company Indemnified Parties”), and shall reimburse the Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value (collectively, “Damages”) arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties of Parent and Acquisition Corp. in this Agreement or in any certificate delivered by Parent and Acquisition Corp. to the Company pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure by Parent or Acquisition Corp. to perform or comply in any material respect with any covenant or agreement in this Agreement, (c) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such party with Parent or Acquisition Corp. in connection with any of the transactions contemplated by this Agreement, (d) taxes attributable to any transaction or event occurring on or prior to the Closing, (e) any claim relating to or arising out of any liabilities reflected on the Balance Sheet or with respect to accounting fees arising thereafter, or (f) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of Parent, or the actions of Parent or any holder of Parent capital stock prior to the Effective Time.

12.2         Survival.  All representations, warranties, covenants and agreements of Parent and Acquisition Corp. contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing for the time period set forth in Section 12.3 notwithstanding any investigation conducted with respect thereto.  The representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant to this Agreement shall not survive the Closing.

12.3         Time Limitations.  Neither Parent nor Acquisition Corp. shall have any liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Effective Time, unless on or before the one-year anniversary of the Effective Time (the “Claims Deadline”), Parent is given notice of a claim with respect thereto, in accordance with Section 12.7, specifying the factual basis therefore in reasonable detail to the extent then known by the Company Indemnified Parties.

12.4         Limitation on Liability.  The obligations to Parent and Acquisition Corp. to the Company Indemnified Parties set forth in Section 12.1 shall be subject to the following limitations:

(a)           The aggregate liability of Parent and Acquisition Corp. to the Company Indemnified Parties under this Agreement and shall be payable at the election of the Parent by the issuance of additional shares of Common stock pursuant to Section 12.6.

(b)           Other than claims based on fraud or for specific performance, injunctive or other equitable relief, the indemnity provided in this Section 12 shall be the sole and exclusive remedy of the Company Indemnified Parties against Parent and Acquisition Corp. at law or equity for any matter covered by Section 12.1.

12.5         Notice of Claims.

(a)           If, at any time on or prior to the Claims Deadline, Company Indemnified Parties shall assert a claim for indemnification pursuant to Section 12.1, such Company Indemnified Parties shall submit to Parent a written claim in good faith signed by an authorized officer of the Company or other Company Indemnified Parties, as applicable, stating:  (i) that a Company Indemnified Party incurred or reasonably believes it may incur Damages and the reasonable estimate of the amount of any such Damages; (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim; and (iii) if the Damages have actually been incurred, the number of additional shares of Common Stock to which the Stockholders are entitled with respect to such Damages, which shall be determined as provided in Section 12.6 below.  If the claim is for Damages which the Company Indemnified Parties reasonably believe may be incurred or are otherwise un-liquidated, the written claim of the applicable Company Indemnified Parties shall state the reasonable estimate of such Damages, in which event a claim shall be deemed to have been asserted under this Article 12 in the amount of such estimated Damages, but no distribution of additional shares of Common Stock to the Stockholders pursuant to Section 12.6 below shall be made until such Damages have actually been incurred.

(b)           In the event that any action, suit or proceeding is brought against any Company Indemnified Party with respect to which Parent may have liability under this Section 12, the Parent shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Company Indemnified Party; provided, however, that a Company Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by Parent, if representation of the Company Indemnified Party by counsel retained by Parent would be inappropriate because of actual or potential differing interests between Parent and the Company Indemnified Party.  In connection with any action, suit or proceeding subject to the Section 12 hereof, Parent and each Company Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding.  Parent shall not, without the prior written consent of the applicable Company Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Company Indemnified Parties for any liability arising out of such claim or demand.

12.6         Payment of Damages.  In the event that the Company Indemnified Parties shall be entitled to indemnification pursuant to this Section 12 for actual Damages incurred by them, Parent shall, within thirty (30) days after the final determination of the amount of such Damages, issue to the Stockholders that number of additional shares of Common Stock in an aggregate amount equal to the quotient obtained by dividing (x) the amount of such Damages by (y) the Fair Market Value per share of the Common Stock as of the date (the “Determination Date”) of the submission of the notice of claim to Parent pursuant to Section 12.5.  Such shares of Common Stock shall be issued to the Stockholders pro rata, in proportion to the number of Parent Shares issued (or issuable) to the Stockholders at the Effective Time and under the Private Placement.

13.           Registration Rights.

13.1         General.

(a)           The Parent shall prepare and file a registration statement (the “Registration Statement”) with the SEC covering the resale of the Parent Common Stock by December 21, 2006 (the “Termination Date”).  The Parent shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 180 days after the Termination Date, and agrees to use its best efforts to respond promptly to any SEC comments or questions regarding the Registration Statement.  The Parent will maintain the effectiveness of the Registration Statement from the date of the effectiveness of the Registration Statement until 24 months after that date.

(b)           Notwithstanding anything to the contrary set forth in Section 13.1(a), in the event the SEC does not permit the Parent to register all of the shares of Parent Common Stock in the Registration Statement required to be filed pursuant to Section 13.1(a), the Parent shall register in such Registration Statement such number of shares of Parent Common Stock as is permitted by the SEC, on a pro rata basis among all of the holders of Parent Common Stock.

(c)             In the event the SEC does not permit the Parent to register all of the shares of Parent Common Stock in the Registration Statement, the Parent shall use its best efforts to register those shares of Parent Common Stock that were not registered in the Registration Statement in a manner that is most advantageous to the holders of Parent Common Stock and permitted by the SEC, whether by filing a subsequent registration statement, providing demand registration rights, or otherwise.

13.2         Parent shall notify the holders of the Parent Common Stock at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.  At the request of the holders of the Parent Common Stock, the Parent shall also prepare, file and furnish to the holders of the Parent Common Stock a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

13.3         Parent shall indemnify the holders of the Parent Common Stock and their respective officers, directors, employees and agents against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) by the Parent of a material fact contained in any prospectus or other document (including any related registration statement, notification or the like) incident to any registration of the type described in this Section 13, or any omission (or alleged omission) by the Parent to state in any such document a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such holders of the Parent Common Stock for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that holders of the Parent Common Stock will not be eligible for indemnification hereunder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished by such holders of the Parent Common Stock for use in connection with such registration.

13.4         Parent acknowledges and agrees that the holders of the Parent Common Stock shall be third party beneficiaries under this Section 13 and shall have the right to enforce the Parent’s obligations hereunder.

14.           Termination Prior to Closing.

14.1         Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)           By the mutual written consent of the Company, Acquisition Corp. and Parent;

(b)           By the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);

(c)           By Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

(d)           By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

(e)           By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to September 30, 2006, for any reason other than delay or nonperformance of the party seeking such termination.

14.2         Termination of Obligations.  Termination of this Agreement pursuant to this Section 14 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 6.1, 15.3 and 15.12; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 14.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

15.           Miscellaneous.

15.1         Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent
or Acquisition Corp.:

Windy Creek Developments, Inc.
3712 N. Rainbow Blvd., #409
Las Vegas, Nevada 89108
Attenion: Raymond Cotrell

With a copy to:

If to the Company:

Surfect Technologies, Inc.
12000-G Candelaria NE,
Albuquerque, New Mexico 87112
Attention: Steve Anderson
Facsimile: (505)294-6311

With a copy to:

Brownstein Hyatt & Farber, P.C.
410 Seventeenth Street, 22nd Floor
Denver, Colorado 80202
Attention: Jeff Knetsch
Facsimile: (303) 223–1111

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing.  Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

15.2         Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

15.3         Expenses.  Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement;

15.4         Dispute Resolution.  The Parties agree to attempt initially to solve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations.  If the Parties are unable to settle the matter between themselves, the matter shall thereafter be resolved by alternative dispute resolution, starting with mediation and including, if necessary, a final and binding arbitration.  Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party.  The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice.  During such period, the Parties shall make good faith efforts to amicably resolve the dispute without arbitration.  Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association.  Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of Parent and Company and the third shall be appointed by the American Arbitration Association.  Any such arbitration shall be held in New York, New York.  The arbitrators shall have the authority to grant specific performance.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred under this Agreement or by the applicable statute of limitation.  The prevailing party in any such arbitration shall be entitled to recover from the other party, in addition to any other remedies, all reasonable costs, attorneys’ fees and other expenses incurred by such prevailing party.

15.5         Time.  Time is of the essence in the performance of the parties’ respective obligations herein contained.

15.6         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.7         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

15.8         No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and, for purposes of Sections 12 and 13, the Stockholders, and no other Person shall have any right or action under this Agreement.

15.9         Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

15.10       Recitals, Schedules and Exhibits.  The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

15.11       Section Headings and Gender.  The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

15.12       Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

WINDY CREEK DEVELOPMENTS, INC.:

By:	/s/ Raymond R. Cottrell
Name: Raymond R. Cottrell
Title: President

SURFECT ACQUISITION CORP:

By:	/s/ Raymond R. Cottrell
Name: Raymond R. Cottrell
Title: President

SURFECT TECHNOLOGIES, INC.:

By:	/s/ Steve Anderson
Name: Steve Anderson
Title: President and CEO

EXHIBIT A
(Certificate of Merger)

CERTIFICATE OF MERGER

OF

SURFECT ACQUISITION CORP.,
a Delaware corporation

INTO

SURFECT TECHNOLOGIES, INC.,
a Delaware corporation

Under Section 251(c) of the Delaware General Corporation Law, Surfect Technologies, Inc., a Delaware corporation, hereby certifies that:

FIRST:                    The name and state of incorporation of each of the constituent corporations to the merger are (1) Surfect Technologies, Inc., a Delaware corporation (“Surfect Technologies”), and (2) Surfect Acquisition Corp., a Delaware corporation (“Acquisition Corp”).

SECOND:               An agreement of merger and plan of reorganization (the “Agreement and Plan of Merger”) providing for the merger of Acquisition Corp. (the “Disappearing Corporation”), into Surfect Technologies (the “Surviving Corporation”), has been duly approved, adopted, certified, executed and acknowledged in accordance with Section 251(c) of the Delaware General Corporation Law.

THIRD:                  The full name of the Surviving Corporation is Surfect Technologies, Inc.

FOURTH:              The certificate of incorporation of Surfect Technologies shall be the certificate of incorporation of the Surviving Corporation.

FIFTH:                   The Agreement and Plan of Merger as executed is on file at the principal place of business of the Surviving Corporation at:

12000-G Candelaria NE

Albuquerque, NM 87112

SIXTH:                   A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

Surfect Technologies, Inc., a Delaware corporation, has caused this Certificate to be signed by Steve Anderson, its President, CEO and Secretary, this      day of September, 2006.

By:
Steve Anderson, President, CEO and Secretary

EXHIBIT B
(Certificate of Incorporation of the Company)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SURFECT TECHNOLOGIES, INC.

a Delaware corporation

Surfect Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

1.             The name of the Corporation is Surfect Technologies, Inc.  The Corporation was originally incorporated on March 8, 2006  pursuant to the General Corporation Law.

2.             Pursuant to Sections 141(f) and 228 of the General Corporation Law, the amendments and restatement herein set forth have been duly approved by the Board of Directors and stockholders of the Corporation.

3.             Pursuant to Section 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation.

4.             The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“ARTICLE I

The name of the corporation is Surfect Technologies, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A.            This Corporation is authorized to issue two classes of stock to be designated,

respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Corporation is authorized to issue is one hundred and fifty million (150,000,000) shares, $0.001 par value, of which one hundred million (100,000,000) shares shall be Common Stock and fifty million (50,000,000) shares shall be Preferred Stock.

B.            Twelve million five hundred forty-nine thousand five hundred sixty-eight (12,549,568) shares of the Preferred Stock are designated “Series A Convertible Preferred Stock” and sixteen million six hundred and sixty-six thousand and six hundred and sixty seven (16,666,667) shares of the Preferred Stock are designated “Series A-1 Convertible Preferred Stock”.  The Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock shall be referred to, at times, collectively as the “Preferred Shares”.   The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized, pursuant to Delaware General Corporation Law, to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof, including but not limited to dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences.  The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Preferred Shares, subsequent to the issue of shares of that series.  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.            The powers, preferences, rights, restrictions and other matters relating to the Preferred Shares are as follows:

1.             Dividends.

(a)           Cumulative Dividends on Series A Convertible Preferred Stock.  The holders of the Series A Convertible Preferred Stock (the “Series A Holders”) shall be entitled to receive dividends at the rate of $0.0245 (or 7%) per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor.  Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be cumulative to the extent so declared.

(b)           Cumulative Dividends on Series A-1 Convertible Preferred Stock.  The holders of the Series A-1 Convertible Preferred Stock (the “Series A-1 Holders”) shall be entitled to receive dividends at the rate of $0.0105 (or 7%) per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor.  Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be cumulative to the extent so declared.

(c)           Dividends on Common Stock.  No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock or any other series of Preferred Stock of the Corporation during any fiscal year of the Corporation until (i) dividends in the total amount of $0.025 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A Convertible Preferred Stock, have been paid or declared and set apart during all fiscal years (or portions thereof) between the Original Series A Issue Date (as defined below) and the date of any such dividend on Common or Preferred Stock and (ii) dividends in the total amount of $0.0105 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A-1 Convertible Preferred Stock, have been paid or declared and set apart during all fiscal years (or portions thereof) between the Original Series A-1 Issue Date (as defined below) and the date of any such dividend on Common or Preferred Stock.  After payment of the foregoing preferential dividend to the holders of Preferred Shares, any further dividends shall be paid pro rata to the holders of the Preferred Shares, any other series of Preferred Stock, and the Common Stock, as declared by the Board of Directors on an as-converted basis.  Holders of Preferred Shares shall also be entitled to receive pro rata, on an as-converted basis, any non-cash dividends (other than those payable solely in the Common Stock of the Corporation).

(d)           Dividends on Conversion.  In the event of a conversion of the Preferred Shares pursuant to Section 3, any declared and unpaid dividends shall be paid at the election of the holder in cash or Common Stock at its then fair market value, as determined by the Board of Directors.

2.             Liquidation Preference.

(a)           Preference of Series A Convertible Preferred Stock.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation”), the Series A Holders, except as provided in Section 2(c) below, shall be entitled to receive prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, or other junior equity security by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.525 for each outstanding share of Series A Convertible Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), and (ii) an amount equal to all declared but unpaid dividends on each such share (collectively, the “Series A Liquidation Amount”).

(b)           Preference of Series A-1 Convertible Preferred Stock.  In the event of a Liquidation, the Series A-1 Holders, except as provided in Section 2(c) below, shall be entitled to receive,  prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, or other junior equity security by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.30 for each outstanding share of Series A-1 Convertible Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), and (ii) an amount equal to all declared but unpaid dividends on each such share (collectively, the “Series A-1 Liquidation Amount”)

(c)           Other Distributions.  If upon the occurrence of a Liquidation, the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Shares on a pro rata basis, based upon the respective liquidation amounts.  After such preferential distribution to the holders of Preferred Shares, the remaining assets of the Corporation shall be distributed among the holders of Common Stock and Preferred Shares on a pro-rata basis, with such distribution to the Series A Holders as would have been payable had such shares been converted to Common Stock immediately prior to such Liquidation pursuant to the provisions of Section 3 until with respect to (i) the holders of the Series A Convertible Preferred Stock, such holders have received an aggregate of $1.225 per share (including amounts paid pursuant to the first sentence of Section 2(a) and as adjusted for any stock splits, stock dividends, recapitalizations or the like)  and (ii) the holders of the Series A-1 Convertible Preferred Stock, such holders have received an aggregate of $0.60 per share (including amounts paid pursuant to the first sentence of Section 2(b) and as adjusted for any stock splits, stock dividends, recapitalizations or the like); thereafter, subject to the rights of other series of stock that may from time to time come into existence, if assets remain in this Corporation, the holders of the Common Stock of this Corporation shall receive all the remaining assets of this Corporation pro rata based on the number of shares of Common Stock held by each.

(d)           Valuation of Securities.  Any securities to be delivered to the holders of Preferred Shares and Common Stock pursuant to Sections 2(a), 2(b) or 2(c) above shall be valued as follows:

(i)            Securities not subject to investment letter or other similar restrictions on free marketability:

(A)          If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

(B)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid and asked prices over the thirty (30) day period ending three (3) days prior to the closing; and

(C)           If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of the Corporation.

(ii)           The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in clauses (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(iii)          If any Holder of Preferred Shares (an “Objecting Holder”) reasonably disagrees with such determination by the Board of Directors, the Objecting Holder shall deliver to the Company a notice of objection (the “Objection Notice”) within ten (10) days after receipt of written notice of the Board of Directors’ determination.  Upon receipt of the Objection Notice, the Board of Directors and the Objecting Holders shall negotiate in good faith to agree on a fair market value for such securities.  If such agreement is not reached within thirty (30) days after receipt by the Company of the first Objection Notice, the fair market value of such securities shall be determined by an appraiser jointly selected by the Board of Directors and the Objecting Holders, which appraiser shall submit to the Board of Directors, and the Objecting Holder(s) a report within thirty (30) days of its engagement setting forth such determination.  If the parties are unable to agree on an appraiser within fifteen (15) days after the receipt by the Company of the first Objection Notice, within seven (7) days thereafter, each of the Company on the one hand and the Objecting Holder(s) on the other shall submit the names of four nationally recognized investment banking firms, and each party shall be entitled to strike two names from the other party’s list of firms, and the appraiser shall be selected by lot from the remaining four investment banking firms.  The expenses of such appraiser shall borne by the party (either the Company, on the one hand, and pro ratably the Objecting Holder(s) on the other) whose fair market value determination when subtracted from the appraiser’s determination of fair market value has the greater absolute value; provided that, in the event that there is no difference between each party’s absolute value, the expenses of such appraiser shall be shared equally by the parties.  The determination of such appraiser as to fair market value shall be final and binding upon all parties.

(e)           The provisions of this Section 2 are in addition to the protective provisions of Section 6.

3.             Conversion.

(a) Conversion of Preferred Shares.  The holders of Preferred Shares shall have conversion rights as follows (the “Preferred Shares Conversion Rights”):

(i)            Right to Convert.  Subject to subsection (c), each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.35 (the “Original Series A Purchase Price”) per share plus any declared and unpaid dividends by the conversion price per share in effect at the time that the certificate is surrendered for conversion of any of the Preferred Shares (the “Conversion Price”).  Subject to subsection (c), each share of Series A-1 Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.15 (the “Original Series A-1 Purchase Price”) per share plus any declared and unpaid dividends by the Conversion Price.  The initial Conversion Price per share for all of the Preferred Shares shall be $0.15.  The Conversion Price will be subject to adjustment as set forth in subsection (c).

(ii)           Automatic Conversion.  Each share of the Preferred Shares shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for the Preferred Shares upon the earlier of (i) the date specified by vote or written consent or agreement of holders of more than fifty (50%) of the outstanding shares of Preferred Shares; (ii) the conversion of more than sixty-six and two thirds percent (66-2/3%) of the originally issued shares of Preferred Shares; or (iii) immediately upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under such Act or to an employee benefit plan of the Corporation, at a public offering price (before underwriters’ discounts and expenses) of at least two dollars ($2.00) per share (adjusted for any stock splits, stock dividends or other recapitalizations) and the aggregate proceeds to the Corporation and/or any selling share holders of which is equal to or exceeds Twenty Million Dollars ($20,000,000) (a “Qualified Public Offering”).  Upon the occurrence of any of the events specified in this Section 3(a)(ii), the outstanding shares of the Preferred Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of the Preferred Shares are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such an automatic conversion of the Preferred Shares, the holders of the Preferred Shares shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Shares.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Shares surrendered were convertible on the date on which such automatic conversion occurred.

(iii)          Mechanics of Conversion.

(A)          Before any holder of the Preferred Shares shall be entitled voluntarily to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Preferred Shares, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of the Preferred Shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(B)           If the conversion is in connection with a Qualified Public Offering, the conversion may, at the option of any holder tendering shares of the Preferred Shares for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities.

(b)           Special Definitions: For purposes of the following Sections 3(c) and Section 3(d), the following definitions apply:

(i)            “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(ii)           “Original Series A Issue Date” shall mean the date on which a share of Series A Convertible Preferred Stock was first issued.

(iii)          “Original Series A-1 Issue Date” shall mean the date on which a share of Series A-1 Convertible Preferred Stock was first issued.

(iv)          “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Convertible Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(v)           “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Sections 3(c)(ii) and 3(d)(ii), deemed to be issued) by the Corporation after the Original Series A Issue Date or Original Series A-1 Issue Date, as the case may be, other than shares of Common Stock issued or issuable:

(A)          Upon conversion of shares of Series A Convertible Preferred Stock;

(B)           (1) To employees, directors, consultants or advisors under the Corporation’s stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the Board of Directors; (2) as equity issuances to strategic partners, including without limitation, lenders and bankers, as equity issuances for other strategic partnering purposes, including without limitation, equipment financings (provided that such issuances shall not be greater than five percent (5%) of the outstanding shares of Common Stock of the Corporation on a Fully-Diluted Basis in the aggregate); or (3) in acquisition transactions or other similar plans or arrangements, that are approved by the Board of Directors; or

(C)           As a dividend or distribution on Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock.

(D)          “Fully-Diluted Basis” means had all shares of Series A Convertible Preferred Stock, the Series A-1 Convertible Preferred Stock, been converted to Common Stock and all other securities of the Corporation convertible into or exercisable or exchangeable for Common Stock been so converted, exercised or exchanged.

(c)           Adjustments to Preferred Share Conversion Price for Diluting Issuances.

(i)            No Adjustment of Preferred Share Conversion Price.  Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 3(e)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

(ii)           Deemed Issue of Additional Shares of Common Stock.  In the event the Corporation at any time or from time to time after the Original Series A Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)          No further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Option or conversion or exchange of such Convertible Securities;

(B)           If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Shares);

(C)           Upon the expiration of any Options or any rights of conversion or exchange under Convertible Securities which have not been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1)           In the case of Convertible Securities or Options for Common Stock, only the Additional Shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange and

(2)           In the case of Options for Convertible Securities, only the Additional Shares of Common Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation (determined pursuant to Section 3(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D)          No readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price, on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(E)           In the case of any Options that expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

(F)           If any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

(iii)          Adjustment of Preferred Share Conversion Price Upon Issuance of Additional Shares of Common Stock.  If the Corporation, at any time issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(c)(ii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to the price applicable in such issuance.

(iv)          Adjustments to Preferred Share Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock.  In the event that the Corporation at any time or from time to time after the Original Series A Issue Date or the Series A-1 Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.  In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(v)           Adjustments for Reclassification and Reorganization.  If the Common Stock issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 3(c)(iv) or [a merger or other reorganization referred to in Section 2(b)]), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Shares shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change.

(d)           Determination of Consideration.  For purposes of Section 3(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i)            Cash and Property.  Such consideration shall:

(A)          Insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B)           Insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C)           In the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(ii)           Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(c)(ii), relating to Options and Convertible Securities shall be determined by dividing:

(A)          The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(B)           The maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e)           No Impairment.  The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders of Preferred Shares against impairment.

(f)            Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Preferred Shares, as the case may be, a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Shares furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares.

(g)           Notices of Record Date.  In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other Corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the Holders of Preferred Shares:

(i)            At least twenty (20) days’ prior notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

(ii)           In the case of matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(i)            Issue Taxes.  The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(j)            Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Incorporation.

(k)           Fractional Shares.  No fractional share shall be issued upon the conversion of any share or shares of the Preferred Shares.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

4.             Voting Rights.

(a)           Preferred Shares Voting Rights.  The holder of each share of the Preferred Shares shall have the right to one vote for each share of Common Stock into which such share of Preferred Shares could be converted on the record date for the vote or written consent of shareholders.  In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share.  With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise provided herein or as required by law, voting together with the Common Stock and all other series of Preferred Shares as a single class), and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation.

(b)           Common Stock Voting.  The Holder of each outstanding share of Common Stock shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation and shall be entitled to one (1) vote for each share of Common Stock held.

5.             Restrictions and Limitations.

(a)           The Corporation shall not, without the vote or written consent by the holders of more than two thirds (2/3) of the then outstanding shares of the Preferred Shares,

voting together as a single class:

(i)            Alter or change the rights, preferences or privileges of the Preferred Shares;

(ii)           File any Restated Certificate of Incorporation, a Certificate of Amendment or a Certificate of Designation, or enter into any agreement which would authorize or issue, or obligate the Corporation to issue, any other equity security senior to or on a parity with the Preferred Shares;

(iii)          Increase or decrease the number of authorized shares of Preferred Stock, or increase the authorized number of shares of any class of stock;

(iv)          Amend or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws in any way adversely affecting the Series A Convertible Preferred Stock;

(v)           Declare payment or dividend on the Common Stock;

(vi)          Approve any merger, sale of substantially all the assets, liquidation or dissolution of the Corporation, other than a transaction that results in a mere change in the jurisdiction of incorporation of the Corporation;

(vii)         Consent to or enter into any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (whether in one transaction or in a series of transactions);

(viii)        Take any action that would reclassify any outstanding securities of the Corporation’s Preferred Stock; or (ii) increase the authorized amount of any class or series of shares of stock of the Corporation unless the same is junior to the each class of Preferred Shares with respect to the rights, preferences or privileges thereof; or

(ix)           Increase the number of shares of stock reserved for issuance to employees, consultants and/or directors of the Company (the “Option Pool”) from the amount of shares of stock reserved for the Option Pool as of the date of filing of these Articles of Amendment.

6.             Notices.  Any notice to be given to any Series A Holder or Series A-1 Holder under or with respect to this Article IV shall be in writing and shall be deemed given if deposited in the United States mail, postage prepaid and addressed to such Series A Holder of record at such Series A Holder’s or Series A-1 Holder’s address on the books of the Corporation.  Any notice to be given to the Corporation under or with respect to this Article IV shall be in writing and shall be deemed given if personally delivered or deposited in the United States mail, postage prepaid and addressed to the Corporation at its chief executive offices to the attention of its President.

7.             Waiver.

(a)           Any rights granted in this Article IV to (i) Series A Holders may be waived by the vote or written agreement of the holders of sixty-six and two-thirds percent (66-2/3%) of the Series A Convertible Preferred Stock and (ii) Series A-1 Holders may be waived by the vote or written agreement of the holders of sixty-six and two-thirds percent (66-2/3%) of the Series A-1 Convertible Preferred Stock.

ARTICLE V

The name and the mailing address of the incorporator are as follows:

Name	Address

Eduardo A. Duffy	201 Third Street, N.W., Suite 1500 Albuquerque, New Mexico 87102

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE VIII

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director or former director existing under this Article Eight with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE IX

Section 1.  Nature of Indemnity.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he (or a person of which he is the legal representative) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorney’s fees actually and reasonably incurred by such person in connection with such proceeding, judgments, fines and amounts paid in settlement) and such indemnification shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that except as provided in Section 2 of this Article Nine, the Corporation shall not indemnify any such person in connection with a proceeding initiated by such person unless such proceeding was authorized by the Board of Directors of the Corporation.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2.  Procedure for Indemnification of Directors and Officers.  Any indemnification of a director or officer of the Corporation under Section 1 of this Article Nine or advance of expenses under Section 5 of this Article Nine shall be made promptly and, in any event within 30 days, upon the written request of the director or officer.  If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Nine is required, and the Corporation fails to respond within 30 days to a written request for indemnity, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Nine shall be enforceable by the director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation.  Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3.  Nonexclusivity.  The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4.  Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Nine.

Section 5.  Expenses.  Unless the Board of Directors shall have determined that a person described in Section 1 of this Article Nine has failed to meet the applicable standard of conduct for indemnification under the Delaware General Corporation Law, expenses incurred by such person in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of such person to repay such amounts if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.  Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 6.  Employees and Agents.  Persons who are not covered by the foregoing provisions of this Article Nine and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

Section 7.  Contract Rights.  The provisions of this Article Nine shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Nine and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article Nine or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8.  Merger or Consolidation.  For purposes of this Article Nine, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Nine with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE XI

The Board of Directors shall have the power to adopt, amend or repeal the Corporation’s Bylaws, except as may be otherwise be provided in the Bylaws or this Certificate.”

IN WITNESS WHEREOF, SURFECT TECHNOLOGIES, INC. has caused this Amended and Restated Certificate of Incorporation to be signed and acknowledged by its President on this 12th day of May 2006.

SURFECT TECHNOLOGIES, INC. a Delaware Corporation

By:	/s/ Steve Anderson
Steve Anderson President

EXHIBIT C
(By-laws of the Company)

BYLAWS

OF

SURFECT TECHNOLOGIES, INC

A Delaware Corporation

ARTICLE I

OFFICES

Section 1.               Registered Office.  The registered office of the corporation in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.  The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2.               Other Offices.  The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.               Place and Time of Meetings.  An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting.  The date, time and place of the annual meeting may be determined by resolution of the board of directors or as set by the president of the corporation.

Section 2.               Special Meetings.  Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof.  Such meetings may be called at any time by two or more members of the board of directors or the president and shall be called by the president upon the written request of holders of shares entitled to cast not less than 30% of the outstanding shares of any series or class of the corporation’s capital stock.

Section 3.               Place of Meetings.  The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors.  If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4.               Notice.  Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of the meeting.  All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5.               Stockholders List.  The officer having charge of the stock ledger of the corporation shall make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days before the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6.               Quorum.  Except as otherwise provided by applicable law or by the Certificate of Incorporation, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.  If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article II, until a quorum shall be present or represented.

Section 7.               Adjourned Meetings.  When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8.               Vote Required.  When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.  Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class.

Section 9.               Voting Rights.  Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation of the corporation or any amendments thereto, and subject to Article VI, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 10.             Proxies.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy.  Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact.  No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

Section 11.             Action by Written Consent.  Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested; provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office.  All consents properly delivered in accordance with this Section 11 shall be deemed to be recorded when so delivered.  No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the corporation as required by this Section 11, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.  Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Section 12.             Fixing a Record Date for Stockholder Meetings.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting.  If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 13.             Fixing a Record Date for Action by Written Consent.  In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors.  If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 14.             Fixing a Record Date for Other Purposes.  In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

ARTICLE III

DIRECTORS

Section 15.             General Powers.  The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 16.             Number, Election and Term of Office.  The number of directors which shall constitute the first board shall be five.  Thereafter, the number of directors shall be established from time to time by resolution of the board.  The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors.  The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III.  Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 17.             Removal and Resignation.  Subject to the terms of any stockholders agreement to which some or all of the stockholders may be a party, any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.  Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this Section 3 shall apply, in respect to the removal without cause or a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.  Any director may resign at any time upon written notice to the corporation.

Section 18.             Vacancies.  Except as otherwise provided by the Certificate of Incorporation of the corporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office.  Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 19.             Annual Meetings.  The annual meeting of each newly elected board of directors shall be held without notice other than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.

Section 20.             Other Meetings and Notice.  Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board.  Special meetings of the board of directors may be called by or at the request of the president or chairman on at least 24 hours notice to each director, either personally, by telephone, by mail, or by telegraph; in like manner and on like notice the president must call a special meeting on the written request of at least a majority of the directors.

Section 21.             Quorum, Required Vote and Adjournment.  A majority of the total number of directors shall constitute a quorum for the transaction of business.  The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors.  If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 22.             Committees.  The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law.  The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.  Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 23.             Committee Rules.  Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee.  Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum.  In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 24.             Communications Equipment.  Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in a meeting pursuant to this Section 10 shall constitute presence in person at the meeting.

Section 25.             Waiver of Notice and Presumption of Assent.  Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting.  Such right to dissent shall not apply to any member who voted in favor of such action.

Section 26.             Action by Written Consent.  Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

ARTICLE IV

OFFICERS

Section 27.             Number.  The officers of the corporation shall be elected by the board of directors and shall consist of a chairman, if any is elected, a president, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors.  Any number of offices may be held by the same person.  In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 28.             Election and Term of Office.  The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as practicable.  The president shall appoint other officers to serve for such terms as he or she deems desirable.  Vacancies may be filled or new offices created and filled at any meeting of the board of directors.  Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 29.             Removal.  Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 30.             Vacancies.  Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 31.             Compensation.  Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 32.             The President.  The president shall be the president of the corporation.  In the absence of the Chairman of the Board and the Chief Executive Officer, or if a Chairman of the Board and Chief Executive Officer shall have not been elected, the president shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect.  The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these bylaws.

Section 33.             Vice-presidents.  The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president.  The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these bylaws may, from time to time, prescribe.

Section 34.             The Secretary and Assistant Secretaries.  The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose.  Under the president’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or by law; and shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation.  The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary.  The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.  The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

Section 35.             The Treasurer and Assistant Treasurer.  The treasurer shall have custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe.  If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation.  The assistant treasurer, or, if there shall be more than one, the assistant treasurers, in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer.  The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

Section 36.             Other Officers, Assistant Officers and Agents.  Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 37.             Absence or Disability of Officers.  In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 38.             Nature of Indemnity.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article V, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation.  The right to indemnification conferred in this Article V shall be a contract right and, subject to Section s 2 and 5 of this Article V, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition.  The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 39.             Procedure for Indemnification of Directors and Officers.  Any indemnification of a director or officer of the corporation under Section 1 of this Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer.  If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within 60 days to a written request for indemnity, the corporation shall be deemed to have approved the request.  If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation.  Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 40.             Nonexclusivity.  The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 41.             Insurance.  The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V.

Section 42.             Expenses.  Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.  Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 43.             Employees and Agents.  Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 44.             Contract Rights.  The provisions of this Article V shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 45.             Merger or Consolidation.  For purposes of this Article V, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VI

CERTIFICATES OF STOCK

Section 46.             Form.  Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman of the board, the president or a vice-president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation.  If such a certificate is countersigned (a)  by a transfer agent or an assistant transfer agent other than the corporation or its employee or (b) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, president, vice-president, secretary, or assistant secretary may be facsimiles.  In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation.  Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps.  In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books.  The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 47.             Lost Certificates.  The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed.  When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 48.             Subscriptions for Stock.  Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors.  Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series.  In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII

GENERAL PROVISIONS

Section 49.             Dividends.  Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 50.             Checks, Drafts or Orders.  All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 51.             Contracts.  The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 52.             Loans.  The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation.  The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.  Nothing in this Section 4 contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 53.             Fiscal Year.  The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 54.             Corporate Seal.  The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 55.             Voting Securities Owned By Corporation.  Voting securities in any other corporation held by the corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer.  Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 56.             Inspection of Books and Records.  Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.  A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder.  In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder.  The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 57.             Section Headings.  Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 58.             Inconsistent Provisions.  In the event that any provision of these bylaws is or becomes inconsistent with any provision of the certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 59.             Amendments.  These bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote and in accordance with the Certificate of Incorporation.  The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

**************

CERTIFICATE

The undersigned certifies that the undersigned is the duly elected, qualified, acting and hereunto authorized secretary of the corporation and that the foregoing bylaws constitute a true and complete copy of the bylaws of the corporation now in full force and effect.

Dated:  April 4, 2006.

/s/
Secretary

EXHIBIT D
(Directors, Officers and Key Employees of the Surviving Corporation)

Directors:

Steve Anderson
Thomas Griego
Laurence Wagner
Chad Brownstein
Jonah Schnel

Officers:

Name	Office
Steve Anderson	Chief Executive Officer, President, Secretary, Treasurer
Doug Welter	Chief Operating Officer
James Turk	Chief Financial Officer
Yixiang Xie	Chief Technology Officer
Mark Eichhorn	Vice President Sales and Marketing
Miles A. Prim	Vice President Product Development

Key Employees:

Steve Anderson
Doug Welter
James Turk
Yixiang Xie
Mark Eichhorn
Miles Prim

EXHIBIT E
(Releases of Officers of Parent)

RESIGNATION AND RELEASE

I, the undersigned, hereby execute THIS RESIGNATION AND RELEASE, dated as of September    , 2006 (this “Release”).

1.             Resignations.  Releasor hereby resigns from any and all positions that Releasor holds, as a director, officer, employee, consultant or otherwise, with Windy Creek Developments, Inc., a Delaware corporation (“Windy Creek”) or Surfect Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Windy Creek (“SAC”) (collectively, the “Releasee”), and each and every contract, agreement, understanding, or arrangement with respect to the employment or engagement of Releasor is hereby terminated and cancelled and shall hereafter be of no further force or effect.  Releasor acknowledges that all Releasee agreements, offers, letters of intent, memorandum of understandings, or proposals or other representations, including with respect to employment, compensation, options or awards, have lapsed or are hereby cancelled and shall be of no force or effect.  Simultaneously with the closing of the merger transaction pursuant to that certain Agreement of Merger and Plan of Reorganization dated as of September    , 2006 (the “Merger Agreement”), Releasor shall forfeit and cancel all of the common stock, directly or indirectly, owned by Releasor of Windy Creek and SAC pursuant to the terms and conditions set forth in the Merger Agreement.

2.             Release.  For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Releasor, having been represented by counsel and having been fully and adequately informed as to the facts, consequences and circumstances surrounding this Release, and representing and warranting that the claims, causes of actions and other rights set forth below and which are the subject of this Release have not heretofore been assigned or otherwise transferred to any other person, but subject to the immediately following paragraph hereof, hereby releases and discharges, individually and collectively, Releasee and all predecessors of Releasee, and their respective present and former officers, directors, shareholders, members, agents, employees, servants, affiliates, present and any future subsidiaries, general and/or limited partners (and their respective general and/or limited partners or members), attorneys, representatives and management companies and (to the maximum extent applicable) the respective officers, directors, shareholders, members, agents, employees, servants, affiliates, subsidiaries, general and/or limited partners (and their respective general and/or limited partners or members), attorneys, representatives and management companies of each of the foregoing, and each person who controls any of the foregoing, as well as their respective heirs, administrators, executors, successors and assigns, from and against any and all actions, causes of action, suits, debts, dues, sums of money, obligations, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgment, extents, executions, claims, liabilities, rights and demands whatsoever, of whatever kind or nature, in contract or in tort, in law or equity, known or unknown, which such releasing party or any party claiming by or through such releasing party ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof (“Claims”), provided, however, that the undersigned does not release Releasee as to this Release or any other as to the agreements executed by the undersigned in connection with the transaction contemplated by the Merger Agreement.

It is understood and agreed that Releasor hereby expressly waives any and all laws or statutes, of any jurisdiction whatsoever, which may provide that a general release does not extend to claims not known or suspected to exist at the time of executing a release which if known would have materially affected the decision to give said release.  It is expressly intended and agreed that this Release does in fact extend to such unknown or unsuspected Claims related to anything which has happened to the date hereof even if knowledge thereof would have materially affected the decision to give said release.

3.             Not Voidable.  Releasor acknowledges and warrants that this Release shall not be voidable for any reason including, but not limited to, any claim of mistake of fact or the adequacy or inadequacy of consideration.

4.             Independent Legal Counsel.  Releasor acknowledges that he has consulted with its independent legal counsel, Cane Clark LLP, regarding the legal effect of this Release and enters into it freely and voluntarily.

5.             Governing Law.  This Release shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to its conflicts of laws principles.

6.             Entire Agreement.  This Release shall constitute the entire agreement of the parties relating to the subject matter herein and supersedes any prior oral or written agreement or understanding with respect thereto.  This Release may be amended or modified only by a writing signed by all parties.

7.             Binding.  This Release shall be binding upon and inure to the benefit of the heirs, devisees, legatees, executors, administrators, successors and assigns of each of the undersigned

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Release as of the first date set forth above.

Raymond R. Cottrell

SCHEDULE 1.5

Shareholder Name	No. of Shares of Common Stock Held Prior to Merger	No. of Shares of Parent Common Stock to be Received pursuant to Merger
Thomas T. Griego	5,000,000	720,240
John W. Eichman III	10,000		*
Geronimo Velasquez	10,000		*
Andrew Murray	75,000		*
ITU Ventures West I, LP**	42,154,817	6,072,316
John W. Eichman Jr.	516,801	74,444
Patricia Monier	516,801	74,444
David Monier	516,801	74,444
James P. Monier	513,975	74,037
Audrey Monier	513,975	74,037
Robert and David Sullivan	846,582	121,948
W.P. Hom, LTD	369,241	53,188
Steven Anderson	2,503,333	360,600
Yixiang Xie	496,667	71,544
Douglas Welter	531,848	76,612
Mark Eichhorn	447,778	64,501
James Turk	413,333	59,540
Miles Prim	206,667	29,770
David Hiner	227,679		*

Total:	55,871,298	8,001,666

*  This shareholder will receive the Cash Payout (as defined in the Merger Agreement) in exchange for shares of Surfect Technologies, Inc.

**   Consists of (i) 25,488,150 shares of common stock issued upon the conversion of Series Preferred A Convertible Preferred Stock and (ii) 16,666,667 shares of common stock issued upon the conversion of Series Preferred A-1 Convertible Preferred Stock.

SCHEDULE 1.5A
(Options and Convertible Securities)

Options:

Name
Option Holders

Name	Granted	Options to be Granted in Parent	Strike Price	Transferred to Parent’s Option Plan?
Thomas T. Griego	1,750,000	252,084	$0.020	Yes
Steven Anderson	6,632,943	955,462	$0.043	No
Yixiang Xie	1,512,018	217,803	$0.043	No
Douglas Welter	1,773,801	255,512	$0.043	No
Mark Eichhorn	1,560,907	224,846	$0.043	No
James Turk	1,595,352	229,807	$0.043	No
Miles Prim	797,676	114,904	$0.043	No
Larry Wagner	620,000	89,310	$0.020	Yes
Karla Salinas	150,000	21,607	$0.020	Yes
Solomon Basame	500,000	72,025	$0.020	Yes
Qiang Fu	500,000	72,025	$0.020	Yes
Bance Hom	127,000	18,294	$0.020	Yes
Thomas Goodman	25,000	3,601	$0.020	Yes
Joseph Monkowski	10,000	1,440	$0.020	Yes
Robert (Jim) Walker	10,000	1,440	$0.020	Yes
Bruce Lipisko	7,000	1,008	$0.020	Yes
Joel Camarda	10,000	1,440	$0.020	Yes
Peter Elenius	25,000	3,601	$0.020	Yes
Joe Krutel	310,000	44,655	$0.043	Yes
Mike O’Brien	25,000	3,601	$0.043	Yes

Total Option Shares	17,941,697	2,584,465

Convertible Securities

On August 10, 2006, Surfect Technologies, Inc. issued a $500,000 convertible promissory note (the “Convertible Note”) to ITU Ventures West I, L.P. (“ITU”), payable on demand and accruing interest at an annual rate of 9%.  The Convertible Note is convertible at the option of ITU into equity of the

Parent on the terms and at the price paid by Investors in the Parent pursuant to the private placement memorandum dated July 27, 2006.

SCHEDULE 2.2
(Jurisdictions in which Company Qualified to Business)

The Company is not currently qualified to do business in New Mexico.  The Company has filed an application for certificate of authority with the New Mexico Public Regulation Commission and anticipates that such application will be approved after closing.

SCHEDULE 2.7
(Compliance with Laws and Instruments)

None

SCHEDULE 2.12
(Changes)

Schedule 2.12(j) Shares issued since Balance Sheet Date

1.  Series A-1 Convertible Preferred Stock. On January 13, 2006 the Company issued 6,666,667 of its Series A-1 Convertible Preferred Stock to ITU Ventures West I, L.P. (“ITU”)  for cash consideration and upon conversion of certain convertible notes at a price of $0.15 per share for an aggregate purchase price of $1,000,000.  On May 12, 2006 the Company issued 10,000,000 of its Series A-1 Convertible Preferred Stock to ITU for cash consideration and upon conversion of certain convertible notes at a price of $0.15 per share for an aggregate purchase price of $1,500,000.

2.  Common Stock.  On September 27, 2006, the Company issued 45,948,993 shares of Common Stock upon conversion of (i) 16,666,667 shares of its Series A-1 Convertible Preferred Stock and (ii) 12,549,568 shares of its Series A Convertible Preferred Stock.

3.  Options.  Subsequent to the Balance Sheet Date (December 31, 2005) the Company issued the following options

Optionee Name	Option Date	No. of Option Shares
Solomon Basame	29-Mar-06	500,000
Qiang Fu	5-Apr-06	500,000
Yixiang Xie	29-Mar-06	750,000
Steven Anderson	31-Mar-06	2,800,000
Steven Anderson	19-Jun-06	1,240,000
David Hiner	19-Jun-06	620,000	Cancelled (227,679 exercised)
Douglas Welter	19-Jun-06	620,000
Mark Eichhorn	19-Jun-06	620,000
Larry Wagner	19-Jun-06	470,000
Douglas Welter	28-Jul-06	620,000
Douglas Welter	21-Sep-06	183,322
Mark Eichhorn	21-Sep-06	620,000
James Turk	21-Sep-06	1,240,000
Miles Prim	21-Sep-06	620,000
Yixiang Xie	21-Sep-06	490,000
Andrew Murray	30-Mar-06	750,000	Cancelled (75,000 exercised)
Karla Salinas	28-Jul-06	150,000
Jing Zhang	28-Jul-06	500,000	Cancelled
Steven Anderson	21-Sep-06	3,496,276
Yixiang Xie	21-Sep-06	768,685
Douglas Welter	21-Sep-06	882,327
Mark Eichhorn	21-Sep-06	768,685
James Turk	21-Sep-06	768,685
Miles Prim	21-Sep-06	384,342

Amendment and Termination of Agreements.

1.  Voting Agreement.  The Company, the Company’s Founder and the Company’s Preferred Stockholders originally entered into a Voting Agreement on July 9, 2004.   The Voting Agreement provided for the election of the directors of the Company and required the parties to the agreement to vote their shares for certain board designees identified in the Agreement.   On January 13, 2006 the Company and a majority of the Preferred Stockholder entered into an Amendment and Restatement of the Agreement.  The Voting Agreement will terminate upon the conversion of the Series A Convertible Preferred and the Series A-1 Convertible Preferred contemplated in connection with the merger described herein.

2.   Co-Sale Agreement.  The Company, the Company’s Founder and the Company’s Preferred Stockholders originally entered into a Co-Sale Agreement on July 9, 2004.   The Co-Sale Agreement provided the Preferred Shareholders certain rights to sell their Shares together with shares of the Founder if the Founder proposed to sell or transfer any his shares in the Company.  On January 13, 2006 the Company, the Founder and a majority of the Preferred Stockholder entered into an Amendment and Restatement of the Agreement.   The Co-Sale Agreement provides that it will terminate upon the closing of the acquisition of the Company by another entity by means of a merger, consolidation or stock purchase resulting in the transfer or exchange of more than 50% of the then outstanding shares of the Company’s capital stock.  Accordingly, the Co-Sale Agreement will terminate upon the consummation of the merger contemplated herein.

3.   Investors’ Rights Agreement.  The Company and the Company’s Preferred Stockholders originally entered into a Co-Sale Agreement on July 9, 2004.   The Co-Sale Agreement provides the Preferred Shareholders with (i) certain rights to cause the Company to register shares of the Company’s common stock issuable upon conversion of the Company’s Preferred Stock held by the Preferred Investors, (ii)  with certain rights to receive or inspect information pertaining to the Company, and (iii) with preemptive rights with respect to certain issuances by the Company of its securities. On January 13, 2006 and on May 12, 2006 the Company and a majority of the Preferred Stockholders entered into an Amendment and Restatement of the Agreement and a Second Amended and Restated Investors’ Right Agreement, respectively.

SCHEDULE 2.13(a)
(Real Property/ Tangible Personal Property)

Real Property

Real Property Address	Square Footage	Monthly Rent	Termination Date	Renewal Options
12000-G Candelaria NE, Albuquerque, NM 87112	4,800 sf	$3,300	January 2007	Month to month

Tangible Personal Property in excess of $100,000

None

SCHEDULE 2.13(b)
(Agreements)

(a) Agreement with any labor union

None

(b) Agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements,

None

(c) Agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services.

As a condition to employment, each of the Company’s employees is required to sign an acceptance letter and a non-disclosure and confidentiality agreement.  Currently all of the Company’s employees have signed such agreements.

(d) Bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of the Company or any other Person

The Company currently maintains Stock Option Plan and a 401(k) Plan. All other employee benefits are provided on a contract basis through Administaff, a third party payroll and human recourses outsourcing entity.

(e) Indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness.

None

(f) Guaranty of any Indebtedness.

None

(g) Other than as set forth in Schedule 2.13(a) hereto, lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $100,000 per year or with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 60 days

None

(h) Lease or agreement under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company.

None

(i) Agreement granting any preemptive right, right of first refusal or similar right to any Person,

The Company is party to a Second Amended and Restated Investors’ Rights Agreement dated as of May 12, 2006 which provides the Company’s Preferred Holders identified therein with preemptive rights.  See Schedule 2.12.

(j) Agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of the Company or any present or former officer, director or stockholder of the Company.

None

(k) Agreement obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property

None

(l) Covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity

None

(m) Distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment

None

(n) Agreement to register securities under the Securities Act.

See Description of Second Amended and Restated Investors’ Rights Agreement set forth on Schedule 2.12

(o) Collective bargaining agreement

None

(p) Agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by the Company in excess of $100,000.

None

SCHEDULE 2.13(c)
(Insurance)

Insurer	General Description of Loss Coverage	Expiration Date	Annual Premium	Dollar Limitations on Coverage
Federal Insurance Co.	General Commercial, Foreign & Domestic Transit, Business Income, Ocean Cargo, Property and Auto, Excess Umbrella	3/1/07	$15,949	$1 million General Liab, $2 million General Aggregate, $1.5 million Business Property, $500 thousand business income, $5,000,000 excess umbrella
ACE/Westchester Fire	Directors and Officers	1/1/07	$3,565	$1,000,000

SCHEDULE 2.13(d)

(Accounts)

Type of Account	Bank	Account No.	Individuals w/ Signature and Withdrawal Authority
Checking	First Community Bank	1614460	S. Anderson, J. Turk
Sweep	First Community Bank	2345587	S Anderson, J. Turk
Escrow	American Natl	ES-3867	S. Anderson

SCHEDULE 2.13(e)
(Intellectual Property)

Patents

Anodes for Plating Systems              USA Provisional                  Pending                  60/807,457

Apparatus and Method for Highly Controlled Electrodeposition (CIP)   USA  Pending   10/778,647

Apparatus and Method for Highly Controlled Electrodeposition   PCT Pending   PCT/US2004/004277

Coated and Magnetic Particles and Applications Thereof  (CIP)   USA  Pending   10/728,636

Coated and Magnetic Particles and Applications Thereof    Japan  Pending   2005-508466

Composite Magnetic Particles and Foils   (DIV)   USA  Pending   11/125,984

Dynamic Profile Anode  Taiwan, R.O.C.  Pending   094129290

Dynamic Profile Anode  (CIP)   USA  Pending   11/212,277

Dynamic Profile Anode  PCT  Pending   PCT/US2005/030694

Electrodeposition Apparatus and Method using Magnetic Assistance and Rotary Cathode USA Issued 6,890,412

Metal Hydride Composite Materials    USA Issued 6,824,667

Metal Hydride Composite Materials European Patent Office  Pending   03739781.7

Metal Hydride Composite Materials  (DIV)   USA Pending   11/001,233

Method and Apparatus for Aligning MEMS and Photonics Devices  USA  Pending   11/058,005

Plating Apparatus and Method  USA Pending   11/051,521

Plating Apparatus and Method  PCT  Pending   PCT/US2005/003760 (filings possible only in China and Canada)

Plating Apparatus and Method  Japan  Pending

Plating Apparatus and Method  Taiwan, R.O.C.  Pending   094103581

Plating Apparatus and Method  Malaysia  Pending   PI 20050446

Submicron and Nano Size Particle Encapsulation by Electrochemical Process and Apparatus  USA  Issued 6,942,765

Submicron and Nano Size Particle Encapsulation by Electrochemical Process and Apparatus  Japan  Pending   2004-558992

Submicron and Nano Size Particle Encapsulation by Electrochemical Process and Apparatus   (DIV)   USA  Pending   11/225,933

Trademarks

Surfect

SCHEDULE 2.15
(Tax Returns and Audits)

On April 24, 2006, the Company received a notice of underpayment of payroll taxes from the IRS under Form 941  for the period ending 9/30/05.  The total amount of the payment due was $1,184.89 (inclusive of penalties and interest).  The Company paid this amount in full May 4, 2006.

On July 3, 2006 the Company received notice of late deposit relating to payroll taxes due in March 2006.  The total amount of the deposit due was $3,387.43.  The Company paid this amount in full on July 12, 2006.

SCHEDULE 2.16

(Patents and Other Intangible Assets)

See Schedule 2.13(e)

SCHEDULE 2.17

(Employee Benefit Plans; ERISA)

See Schedule 2.13(b)

SCHEDULE 2.18

(Title to Property and Encumbrances)

None

SCHEDULE 2.23

(Interested Party Transactions)

During the period from inception through December 31, 2005, the Company had substantial transactions with Griego Electrochemical Technologies, Inc. (GET), a company majority owned and concurrently operated by the founder and former president of Surfect. Cash disbursed by Surfect to GET totaled $988,073 ($71,932 in 2005, $274,505 in 2004, $175,788 in 2003, and $465,848 in prior periods) for a variety of transactions. Cash received by Surfect from GET totaled $412,308 ($21,049 in 2005 and $391,259 in periods prior to 2003). No amounts of receivables or payables were outstanding at any balance sheet date presented.  Management is not aware of any claims or contingent liabilities that apply to the Company related to GET.

The Company and Thomas Griego are also parties to a Separation and Release Agreement dated August 18, 2005.  This Agreement was prepared in connection with Mr. Griego’s resignation as a Chief Technology Officer of the Company.  Under the terms of the Agreement, the Company provided Mr. Griego one months’ severance pay in the amount of $14,583 and forgave amounts owed to the Company by Mr. Griego totalling $14,599.44.  In addition, the Company  further agreed to  (i) enter into a consulting agreement with Mr. Griego for a period of two consecutive months, (ii) permit Mr. Griego’s options to continue vesting in accordance with the vesting schedule set forth therein, (iii) provide Mr. Griego COBRA benefit coverage through December 31, 2006, (iv) provide Mr. Griego or GET work space at Surfect’s business premises without rent or charge through December 31, 2005.  The Company also indemnified and released Mr. Griego  from any claims against Mr. Griego damages arising prior to the date of the agreement based upon Mr. Griego’s actions as a director and officer of the corporation to the fullest extent permitted by law.  In exchange Mr. Griego provided the company and its  officers, employees, directors,  related parties with a release and waiver of any claims through the date of the Agreement.

SCHEDULE 3.7

(SEC Reporting and Compliance)

None